Exhibit 99.2

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEW JERSEY

In re:	Chapter 11
Case No. 03-51524 (KCF)
CONGOLEUM CORPORATION, et al.,	Jointly Administered

Debtors.	Honorable Kathryn C. Ferguson

ORDER UNDER SECTION 363 OF THE BANKRUPTCY CODE
(A) APPROVING THE PUT/CALL AGREEMENT,
(B) APPROVING THE COMMITMENT FEE,
(C) AUTHORIZING THE DEBTORS TO REIMBURSE CERTAIN FEES AND EXPENSES INCURRED IN CONNECTION THEREWITH AND
(D) AUTHORIZING THE PARTIES TO PERFORM ALL OF THEIR OBLIGATIONS AND UNDERTAKINGS
PROVIDED FOR IN THE PUT/CALL AGREEMENT

The relief set forth on pages two (2) through six (6) is hereby ORDERED.

Upon the Joint Motion for Entry of an Order Under Section 363 of the Bankruptcy Code (A) Approving the Put/Call Agreement, (B) Approving the Commitment Fee, (C) Authorizing the Debtors to Reimburse Certain Fees and Expenses Incurred in Connection Therewith and (D) Authorizing the Parties to Perform All of Their Obligations and Undertakings Provided for in the Put/Call Agreement (the “Motion”) and upon consideration of the supporting papers and the files and records in these cases, and upon the arguments presented at a hearing before the Court (the “Hearing”),

IT IS HEREBY FOUND THAT:

(A) The Court has jurisdiction over the subject matter of the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334.

(B) This is a core proceeding pursuant to 28 U.S.C. § 157(b).

(C) The legal and factual bases set forth in the Motion and on the record at the Hearing establish Just cause for the relief granted herein.

(D) The relief requested in the Motion is (1) necessary and appropriate to carry out the provisions of the Bankruptcy Code, (2) essential to the confirmation of the Plan, (3) a

Approved by Judge Kathryn C. Ferguson  February 20, 2008

sound exercise of the Debtors’ business judgment and (4) in the best interests of the Debtors, their estates and their creditors.

(E) Notice of the Motion was sufficient and no other or further notice need be provided.

(F) For purposes of section 363 of the Bankruptcy Code only, the Put/Call Agreement has been negotiated in good faith and at arm’s length between the Debtors, the Initial Backstop Participants and the Plan Proponents. The Debtors, the Initial Backstop Participants and the Plan Proponents shall be deemed to be acting in good faith in performing their respective obligations thereunder, in each case as good faith is used in section 363(m) of the Bankruptcy Code. The Initial Backstop Participants have entered into the Put/Call Agreement in express reliance on the protections offered by section 363(m) of the Bankruptcy Code and the Initial Backstop Participants shall be entitled to the full protections of section 363(m) of the Bankruptcy Code in the event that this Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

Based on the above findings and conclusions, and after due deliberation and sufficient cause appearing therefor,

Approved by Judge Kathryn C. Ferguson  February 20, 2008

IT IS HEREBY ORDERED THAT:

1.           The Motion is granted in its entirety and approved in all respects provided, however, that nothing contained herein shall be interpreted to abrogate or in any way limit the right of any party in interest, if determined to have standing and otherwise permitted to dio so, to object to confirmation of the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of the Futures Representative, the Debtors, the Official Asbestos Claimants’ Committee and the Official Comittee of Bondholders for Congoleum Corporation, et al., dated as of February 5, 2008 (“Joint Plan”) on any ground, including, but not limited to, whether the Put/Call Option in the Joint Plan complies with the requirements of 9 524(g) of the Bankruptcy Code.

2.           All objections to the Motion or the relief requested therein, if any, that have not been withdrawn, waived or settled, and all reservations of rights included therein, are ovemled with prejudice.

3.           Subject to the remaining terms of this Order, the Put/Call Agreement is approved, and without further action or order of this or any other court, the Debtors are authorized and directed to execute, deliver and perform their obligations under the Put/Call Agreement, including, without limitation, to pay the Commitment Fee and to pay and/or reimburse the Fees and Expenses in accordance with the terms and conditions of the Put/Call Agreement and this Order and to incur the Indemnification Obligations; provided, however, that, pursuant to section 12.09 of the Put/Call Agreement, unless and until an order confirming the Joint Plan (as it may be amended or supplemented) and the Effective Date of such Joint Plan has occurred, the Put/Call Option set forth in Articles I1 and III of the Put/Call Agreement shall be of no force and

Approved by Judge Kathryn C. Ferguson  February 20, 2008

effect. Nothing herein determines that the Put/Call Option or the Put/Call Agreement complies with the requirements for confirmation of the Joint Plan, and all parties reserve their rights with respect thereto.

4.           The Commitment Fee shall be earned by the Backstop Participants upon entry of this Order, which Commitment Fee shall be paid by the Company one Business Day after this Order is entered by this Court. The Commitment Fee is hereby accorded the status of an administrative expense claim pursuant to section 503(b)(l) of the Bankruptcy Code.

5.          The Debtors are hereby authorized and directed to pay the Fees and Expenses set forth in the Put/Call Agreement. Such Fees and Expenses are hereby accorded the status of administrative expense claims pursuant to section 503(b)(l) of the Bankruptcy Code.

6.          To the fullest extent permitted under applicable law, the Backstop Participants, their affiliates, representatives and advisors shall have no liability to any party arising from, or related to, such parties’ participation in the commitment to backstop the Put Purchase Price and the Call Purchase Price and are hereby exculpated from any and all claims, obligations, suits, judgments, damages, rights, liabilities, or causes of action now existing, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforseen, in law, equity or otherwise that such party may have based in whole or in party upon any act or omissions, event, transaction or occurrence associated with, arising from, or related to such parties’ participation in the transactions contemplated by the Put/Call Agreement.

7.          The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion.

Approved by Judge Kathryn C. Ferguson  February 20, 2008

8.           The Backstop Participants are hereby granted all rights and remedies provided to them under the Put/Call Agreement.

9.          The Court shall retain jurisdiction with respect to any matters, claims, rights or disputes arising from or related to the implementation of this Order.

10.          The requirement in Rule 9013-2 of the Local Rules of the United States Bankruptcy Court for the District of New Jersey that a motion be accompanied by a memorandum of law is deemed waived.

Approved by Judge Kathryn C. Ferguson  February 20, 2008